Exhibit 5.1

Phone: (269) 337-7700 Fax: (269) 337-7701 www.honigman.com

October 3, 2016

Gemphire Therapeutics Inc.
17199 N. Laurel Park Drive, Suite 401
Livonia, Michigan 48152

RE:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Gemphire Therapeutics Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 300,000 shares (the “Plan Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), reserved for issuance under the Company’s Inducement Plan (the “Inducement Plan”).

Based upon our examination of such documents and other matters as we deem relevant, we are of the opinion that the Plan Shares are duly authorized and, when issued and sold by the Company in accordance with the Inducement Plan and the awards thereunder, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.  In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ HONIGMAN MILLER SCHWARTZ AND COHN LLP

PDT/MLE/REW

350 East Michigan Avenue • Suite 300 • Kalamazoo, Michigan 49007-3800
Detroit • Ann Arbor • Bloomfield Hills • Chicago • Kalamazoo • Lansing